Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Kellogg Company of our report dated February 22, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Kellogg Company's Annual Report on Form 10-K for the year ended January 1, 2022.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
May 5, 2022